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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-45862

                       John Hancock Life Insurance Company
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             (Exact name of registrant as specified in its charter)

                           Corporate Law Division T-30
                                  P.O. Box 111
                           Boston, Massachusetts 02117
                                 (617) 572-6000

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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  REVOLUTION FX
          single premium deferred modified guaranteed annuity contracts
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            (Title of each class of securities covered by this Form)

                                 SignatureNotes
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [ ]           Rule 12h-3(b)(1)(i)    X
             Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
                                                 Rule 15d-6             X

         Approximate number of holders of record as of the certification or notice date: 285

         Pursuant to the requirements of the Securities Exchange Act of 1934, John Hancock Life Insurance Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 23, 2004           By: /s/ Thomas E. Moloney
                                      -------------------------------------
                                  Name:   Thomas E. Moloney
                                  Title:  Senior Executive Vice President and
                                          Chief Financial Officer